EXHIBIT 4.43

Date : 27th April 2005

TOM Online Inc.

Important notice:	This letter sets out the terms and conditions upon which our bank would provide term loan facility to you. You are advised to read and understand the terms and conditions before accepting the term loan.

Dear Sirs,

Re:	Term Loan Facility up to an extent of USD57,000,000.00 or its equivalent in Hong Kong Dollar

We are pleased to offer you the captioned Banking Facility (“the Facility”) on the following terms and conditions.

1.	Borrower	:	TOM Online Inc.

2.	Lender	:	Bank of China (Hong Kong) Limited

3.	Chargor	:	The Borrower

4.	Facility	:	Term Loan up to the lowest of (i) USD57,000,000.00; or (ii) 95% of the face value of the AAA Bonds (as hereinafter defined) charged in favour of the Lender; or (iii) 95% of the market value of the AAA Bonds charged in favour of the Lender; or its equivalent in Hong Kong Dollar (“HKD”) (calculated at the prevailing spot rate of exchange of the Lender).

5.	Purpose	:	To finance the general working capital of the Borrower and/or its subsidiaries, which, for the purposes of this letter, shall include acquisitions of assets by the Borrower and/or its subsidiaries.

6.	Availability Period	:	From the date of this letter having been duly countersigned by the Borrower up to three months thereafter or the date on which the Facility is fully drawn or cancelled, whichever is the earlier.

7.	Drawdown	:	(a) For United States Dollar drawdown, subject to the due fulfillment and observance of all conditions precedent contained in Clause 14 and other procedures from time to time required to be fulfilled, the Borrower may, during the Availability Period, on any day on which commercial banks in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), London and the United States are open for business but excluding Saturdays, make drawdowns under the Facility by giving the Lender drawdown notices (“Drawdown Notice(s)”) not later than 10:00a.m. on the intended drawdown date. Such Drawdown Notice(s) should be duly signed by the authorized signatories of the Borrower. Each drawdown must be in a minimum amount of USD5,000,000.00 and in any higher integral multiples of USD1,000,000.00. All Drawdown Notice(s) shall be irrevocable once given.

(b) For Hong Kong Dollar drawdown, subject to the due fulfillment and observance of all conditions precedent contained in Clause 14 and other procedures from time to time required to be fulfilled, the Borrower may, during the Availability Period, on any Local Business Day (which shall mean a day on which commercial banks in Hong Kong are open for business but excluding Saturdays) make drawdowns under the Facility by giving the Lender drawdown notices (“Drawdown Notice(s)”) not later than 10:00a.m. on the intended drawdown date. Such Drawdown Notice(s) should be duly signed by the authorized signatories of the Borrower. Each drawdown must be in a minimum amount of HKD40,000,000.00 and in any higher integral multiples of HKD10,000,000.00. All Drawdown Notice(s) shall be irrevocable once given.

			(c)	In the event that the Drawdown Notice(s) specifies that the relevant advance be credited into an account opened in the name of a third party (instead of the Borrower), the Borrower hereby agrees and confirms that the Borrower shall be liable for the repayment of all advances of the Facility made by the Lender pursuant to Drawdown Notice(s) received, regardless of whether the Drawdown Notice(s) specify that the relevant advances shall be made to the Borrower itself or any third party.

8.	Final Maturity Date	:	Four (4) years from the date of this letter having been duly countersigned by the Borrower.

9.	Interest	:	(a)	For United States Dollar advance, interest on the Facility will be charged at 0.23% per annum over London Interbank Offered Rate (LIBOR) for an Interest Period of one, two, three and six month(s) as quoted by the Lender on the Reuters LIBOR Page [LIBOR 01] (or such other page as may replace the LIBOR page on that system for the purpose of displaying the LIBOR of the Lender or, in the event the LIBOR page is no longer generally obtainable, on any other equivalent page of another monitor screen as reasonably determined by the Lender) at or about 11:00 a.m. (London time) on two LIBOR Available Days (which shall mean a day on which deposits may be dealt with on the London interbank market and banks are open for general business in London) before the first day of that Interest Period for a period comparable to that Interest Period, following the market practice in taking the arithmetic mean of such quotations and rounded upwards to the nearest 1/16 of one percent. If for any reason whatsoever, LIBOR is not available or it does not reflect the cost to the Lender of funding the Facility or the Lender is unable to obtain deposits to fund the Facility, interest for the Facility shall be charged at 0.23% per annum over the Lender’s cost of fund for the Facility.

			(b)	For Hong Kong Dollar advance, interest on the Facility will be charged at 0.23% per annum over Hong Kong Interbank Offered Rate (HIBOR) for an Interest Period of one, two, three and six month(s) as quoted by the Lender on the Reuters Screen HIBOR Page [HIBOR 1=R and HIBOR 2=R] (or such other page as may replace the HIBOR page on that system for the purpose of displaying the HIBOR of the Lender or, in the event the HIBOR page is no longer generally obtainable, on any other equivalent page of another monitor screen as reasonably determined by the Lender) at or about 11:00 a.m. (Hong Kong time) on the first day of that Interest Period for a period comparable to that Interest Period. If for any reason whatsoever, HIBOR is not available or it does not reflect the cost to the Lender of funding the Facility or the Lender is unable to obtain deposits to fund the Facility, interest for the Facility shall be charged at 0.23% per annum over the Lender’s cost of fund for the Facility.

(c)	Interest will accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360-day year (for United States Dollar advance) and 365-day year (for Hong Kong
Dollar advance).

			(d)	All Interest Periods shall be of one, two, three and six month(s) as selected by the Borrower and all accrued interest shall be paid in arrears at the end of each Interest Period (“Interest Payment Date”). Notwithstanding the foregoing provision, no Interest Period shall extend beyond the Final Maturity Date and if any Interest Period would extend beyond such period, it shall end on the Final Maturity Date.

			(e)	If the Lender receives no selection of Interest Period from the Borrower, the Interest Period shall be deemed to be of three months.

			(f)	In the event if any Interest Period shall end on a day not being a LIBOR Available Day (in case the advance is in USD) or Local Business Day (in case the advance is in HKD) (collectively “Relevant Day”), it shall end on the immediately succeeding Relevant Day; and if it shall fall unto another calendar month, on the immediately preceding Relevant Day.

10.	Default Interest	:	(a)	Time shall be of the essence of any payment/repayment to be made by the Borrower. Any payment/repayment required to be made hereunder which is not made when due shall bear default interest, payable in the currency of such payment. Such default interest shall be charged at the rate certified by the Lender’s officers as being 1.23% per annum over LIBOR or HIBOR (as the case may be) as determined and quoted by the Lender with reference to the relevant period(s) and relevant unpaid amount(s) or, if for any reason whatsoever, HIBOR or LIBOR (as the case may be) is not available, 1.23% per annum over the Lender’s cost of funding for the unpaid amount(s).

			(b)	Default interest shall accrue and be calculated from the date when the relevant payment was due to the date of its final payment in full, on a day to day basis.

11.	Repayment	:	All amounts borrowed and being outstanding under this Facility (the “Loan”) shall be repaid on the Final Maturity Date.

12.	Prepayment	:	(a)	The Borrower may prepay, without penalty and/or charges, all or any part of the Loans on any Interest Payment Date in minimum amount of USD5,000,000.00 (in case the Loan is denominated in United States Dollar) or HKD40,000,000.00 (in case the Loan is denominated in Hong Kong Dollar) or any higher integral multiples of USD1,000,000.00 (in case the Loan is denominated in United States Dollar) or HKD10,000,000.00 (in case the Loan is denominated in Hong Kong Dollar) provided that three (3) days’ prior written notice shall have been given to the Lender.

			(b)	Such prepayments of principal amount of the Loan shall include all interest accrued thereon and shall not be reborrowed.

			(c)	If any prepayment is not made on the Interest Payment Date, the Borrower shall indemnify the Lender for any break-funding cost in such amount as determined by the Lender.

			(d)	Any notice of prepayment given by the Borrower shall be irrevocable and shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

13.	Payment without Deduction	:	All payments made by the Borrower to the Lender are to be made in the currency of the Facility in immediately available funds without set-off or counter-claim and free and clear of and without withholding or deduction for any and all present or future taxes, duties or other charges.

14.	Conditions Precedent	:	The Facility will be available for drawing when the Lender has received the following documents in form and content to its satisfaction:

			(a)	The signed copy of the duplicate of this letter together with a certified true extract of board resolutions of the Borrower indicating the Borrower’s acceptance of the Facility on terms and conditions set out in this letter;

			(b)	A Charge over Securities (“Deed”) executed in favour of the Lender charging by way of a first fixed charge securities (as defined in the Deed) of a portfolio of investment grade bonds (as per attached list or otherwise agreed between the Borrower and the Lender) with face value of not less than USD60,000,000.00, duly executed by the Borrower together with a certified true extract of board resolutions of the Borrower and documents required to be delivered under the Deed;

			(c)	A legal opinion covering matters of Hong Kong law relevant to the Facility issued by Linklaters, legal advisers to the Lender in Hong Kong;

			(d)	A legal opinion to be issued by our Cayman Islands legal counsel for the validity, legality and enforceability in respect of this letter and the Deed to be executed by the Borrower;

			(e)	Such other documents as the Lender may reasonably request including those as may be required to evidence any and all licenses, authorizations, consents or approvals necessary for the performance by the Borrower or the security provider(s) of their respective obligations under this letter and the security documents.

15.	Other Conditions	:	(a)	TOM Online Inc. remains as a subsidiary (whether direct or indirect) of TOM Group Limited.

			(b)	All necessary corporate resolutions required to be passed by the Borrower and on the part of the Borrower’s directors to authorize this letter and its execution and performance have been properly passed in accordance with the laws of Hong Kong and the Borrower’s Memorandum and Articles of Association and this letter constitutes legal, valid and binding obligations on the Borrower’s part.

			(c)	If the aggregate principal amount of the outstanding Loan at any time exceed 95% of the lower of the market value or face value of AAA Bonds (as hereinafter defined) charged under the Deed (the “LTV ratio”), the Borrower shall prepay part of the Loan and/or the Borrower shall provide additional AAA Bonds so as to maintain the LTV ratio at not more than 95%, within 14 business days upon notice.

Bonds with the following charteristics shall be defined as AAA Bonds:-

(i) rated AAA or AAA equivalent by Standard & Poor’s Rating Group or such other credit rating agencies acceptable to the Lender;

(ii) issued by any banks or severigns or supranational institutions; and

(iii) with maturity date on or before 31st December 2009.

During the loan period, if any bonds charged in favour of the Lender rated below AA-, the Borrower or the Borrower (as the case may be) shall, within 14 business days:-

(i) replace such downgraded bonds with other AAA Bonds acceptable to the Lender; or

(ii) prepay part of the Loan so as to maintain the LTV ratio at not more than 95%

The above Clauses 15(a) and 15(b) are required to be satisfied at any time and from time to time until the Availability Period referred to in Clause 6 above has expired and the Loan has been fully repaid, otherwise, no further advances shall be allowed and all amounts outstanding under the Facility shall immediately become due and payable.

			(d)	The Borrower might, with prior written consent of the Lender (whose consent shall not be unreasonably withheld or delayed), replace the AAA Bonds charged in favour of the Lender with other AAA Bonds.

16.	Representations and Warranties	:	The Borrower hereby makes the following representations and warranties to the Lender:

			(a)	The Borrower is a company incorporated with limited liability under the laws of the Cayman Islands;

			(b)	The Borrower has the corporate power and authority and the legal capacity to perform and observe its obligations hereunder;

			(c)	The obtaining of the Facility and/or the borrowing hereunder and/or the acceptance of this letter has been (or when signed will have been) duly authorized by all necessary action of the Borrower under all applicable laws and regulations to which the Borrower is subject. The terms and conditions contained in this letter constitute (or when signed will constitute) valid and legally binding obligations of the Borrower in accordance with its terms;

			(d)	The Borrower is not in default in the payment of any principal of or interest on any indebtedness for borrowed money and is not in breach of or in default under any other provision of any indenture, deed of trusts, agreement or other instrument to which it is a party and under or subject to which any such indebtedness for borrowed money has been issued and is outstanding and no event, condition or act which with the giving of notice or lapse of time, or both, would constitute an event of default under any such indenture, deed of trust, agreement or other instrument has occurred or is continuing which has not been properly waived or remedied thereunder and which would have a material adverse effect on the ability of the Borrower to perform its obligations under this letter or the Deed;

			(e)	No litigation, arbitration or administrative proceeding or notice of petition for bankruptcy or winding up before or of any court, tribunal arbitrator or governmental authority is presently taking place, pending or to its knowledge (having made all reasonable enquiries) threatened against the Borrower, or any of its properties or assets, which could result in a material adverse change in the business, assets or financial condition of the Borrower;

			(f)	The Borrower has good and marketable title to the bonds expressed to subject to the security interest created by it pursuant to the Deed, free from all security interest.

			(g)	The above representations and warranties shall continue in full force and effect by reference to the facts and circumstances then existing whilst any part of the Loans remain outstanding and shall be repeated, where not inapplicable, on each drawing of the Facility.

17.	Affirmative Undertakings	:	The Borrower undertakes with the Lender that so long as all or any part of the Loan is outstanding it will:

			(a)	Promptly on becoming aware of the occurrence of any Events of Default or prospective Events of Default or any other events or circumstances which might materially adversely affect the Borrower’s operations, prospects, business or condition (financial or otherwise) or the Borrower’s ability to perform its obligations under this letter or the Deed notify the Lender of the same;

			(b)	Promptly, but in any event within 120 days after the end of each of its financial years, supply or procure to be supplied to the Lender annually the accounts (where appropriate, audited accounts) of the Borrower prepared according to internationally accepted standards;

			(c)	Ensure that the Borrower’s obligations under this letter, whether actual or contingent, are not subordinated to, and that they will at all times rank at least pari passu in priority of payment and in all other respects with any other of the Borrower’s unsecured obligations;

			(d)	If required under section 91 of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong), the Borrower shall promptly (and in any event within 5 weeks of the date of the Deed) ensure that the Deed is registered with the Companies Registry in Hong Kong. The Borrower shall also ensure that the Deed is registered in the Borrower’s Register of Mortgages and Charges at its registered office.

18.	Negative Undertakings	:	The Borrower further undertakes with the Lender that the Borrower will not, unless the Lender otherwise expressly agrees in writing:

			(a)	Merge, or consolidate with or into any other corporation or take any step with a view to dissolution, liquidation or winding up;

			(b)	Make any material change to the nature of the Borrower’s business as at present carried on;

			(c)	Make any material change to the existing registered or ultimate beneficial shareholding or owner(s) of the Borrower such that the Borrower is no longer a subsidiary of TOM Group Limited.

19.	Events of Default	:	All amounts advanced under the Facility will become immediately due and repayable in any of the following events:

			(a)	The Borrower fails to pay any principal, interest or other costs and expenses payable to the Lender hereunder on the due date; or

			(b)	The Borrower for any reason whatsoever fails promptly to discharge or comply with any obligation under this letter and/or the Deed to the Lender or be in breach of any undertakings (affirmative or negative) hereunder or under the Deed however and whenever arising; or

			(c)	Any representation or warranty by the Borrower hereunder or under the Deed or any information or document delivered by the Borrower to the Lender is shown to have been incorrect or misleading in any material respect when made or given; or

			(d)	The Borrower fail to perform any obligations on their respective part contained in this letter and/or the Deed which is not capable of remedy or, if can be remedied, has not been remedied within 7 Local Business Days after notice from the Lender requiring its remedy or such further time as may be reasonable in the event that remedy within 7 Local Business Days is impossible; or

			(e)	Any governmental, tax, monetary or other approval or license required by the Borrower as mentioned aforesaid in this letter and/or the Deed is withdrawn or is changed in a way prejudicial to the Lender; or

			(f)	Any event occurs which constitutes or, with the passing of time or the giving of notice or both, would constitute an event of default under any other agreement to which the Borrower is a party and which would have a material adverse effect on the ability of the Borrower to perform its obligations under this letter and/or the Deed; or

			(g)	A receiver is appointed of any assets or property of the Borrower or a resolution is passed or an order is made for the winding up or for the bankrupt of the Borrower or if the Borrower otherwise becomes insolvent or bankrupt under any court of law; or

			(h)	A distress, attachment, execution of other legal process is levied, enforced or sued out on or against the assets of the Borrower which has or could have a material adverse effect on the Borrower to perform its obligations under this letter or the Deed; or

			(i)	Any present or future security on or cover the assets of the Borrower or the Borrower becomes enforceable which has or could have a material adverse effect on the Borrower to perform its obligations under this letter or the Deed; or

			(j)	There occurs a material adverse change in the financial position of the Borrower which would prevent the Borrower from performing in any material respect its obligations under this letter and/or the Deed; or

			(k)	It is or becomes unlawful for the Borrower to perform any of its obligations under this letter or the Deed or the Deed is not in full force and effect or does not create in favour of the Lender the security interest which it is expressed to create with the ranking and priority it is expressed to have.

If any of the Events of Default has occurred, then the Lender may by written notice to the Borrower declare that an Event of Default has occurred and that the Loan and all interest accrued thereon has become immediately due and payable whereupon:-

			(1)	the Lender shall not be required to make any further advances under this letter; and

			(2)	all amounts outstanding under the Facility shall immediately become due and payable.

20.	Waivers and Rights Cumulative	:	No delay or omission on the part of either party to this letter (collectively, “Parties” and individually, “Party”) in exercising any right, power, privilege or remedy in respect of this letter shall impair such right, power, privilege or remedy, or be construed as a waiver of it, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any further exercise of it or the exercise of any other right, power, privilege or remedy. The rights, powers, privileges and remedies provided in this letter are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

21.	Set-off	:	(a)	In addition and without prejudice to any general or banker’s lien, right of set-off or similar right to which the Lender may be entitled, the Lender shall have the right and is hereby irrevocably and unconditionally authorized, to the fullest extent permitted by law, from time to time and at any time by giving written notice to the Borrower to set-off and appropriate and apply any credit balance on any of the Borrower’s accounts (whether subject to notice or not and whether matured or not) with the Lender against or on account of the Borrower’s obligations and liabilities hereunder.

			(b)	Where such combination, set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the Lender’s then prevailing spot rate of exchange (as conclusively determined by the Lender) for purchasing the currency in which the moneys, obligation or liabilities were due owing or incurred with the existing currency so converted.

			(c)	The rights herein conferred on the Lender are in addition and without prejudice to any rights conferred on the Lender under any security documents at any time and from time to time given in favour of the Lender.

22.	Conclusive Statement of Account	:	Any statement of account relating to the Facility certified by any of the duly authorized officer(s) of the Lender shall be conclusive evidence of the Borrower’s indebtedness to the Lender, save for manifest errors.

23.	Handling Charges	:	Handling charges of USD114,000.00 flat shall be paid by the Borrower within 5 Local Business Days upon acceptance of this letter. Once paid, such handling charges shall not be refundable except where the Facility is not available due to the wilful default of the Lender.

24.	Cancellation Fee	:	The Borrower may cancel the whole or part of the undrawn Facility provided that fourteen (14) days’ prior irrevocable written notice shall have been given to the Lender.

25.	Expenses	:	All expenses including but not limited to legal fees, communications and other out-of-pocket expenses incurred by the Lender in connection with this Facility or any enforcement, or attempted enforcement, of the Lender’s rights under this letter, are to be borne by the Borrower on a full indemnity basis.

26.	Information	:	The Borrower agrees to the Lender’s providing of the following information to all or any provider(s) of security (the “Relevant Party(ies)”) in respect of any loan or credit facilities extended by the Lender to the Borrower:-

			(a)	a copy of the contract evidencing the obligations to be guaranteed or secured by the Relevant Party(ies) or a summary thereof;

			(b)	a copy of any formal demand for overdue payment served on the Borrower from time to time; and

			(c)	a copy of the latest statement of accounts provided to the Borrower from time to time on request by the Relevant Party(ies).

27.	Assignment and Participation	:	(a)	This letter shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or benefits or obligations hereunder.

			(b)	The Lender may, with the prior written consent by the Borrower, at any time assign or transfer all or any part of its rights or benefits and obligations hereunder to any companies or financial institutions within Bank of China Group or to any other companies.

			(c)	If the Borrower is so requested by the Lender, the Borrower shall at the costs of the Lender execute a novation agreement with the Lender and its assignee under which the Lender is released from its obligations hereunder, or the part thereof corresponding to the rights so assigned, and the assignee assumes such obligations, or the relevant part thereof.

			(d)	The Lender may, at any time and from time to time, make such arrangements as the Lender thinks fit for any authorized institution under the Banking Ordinance (Cap. 155) to participate in funding or maintaining any part of the Loan and issue letters or certificates of participation accordingly. In the event of any such participation being made, sold or granted, the Borrower shall continue to deal exclusively with the Lender and not with any such participant and the Borrower shall not have any contractual relationship hereunder with any such participant in whose favour or for whose benefit the Borrower shall not be obliged to recognize or give effect to any trust or interest, whether actual, implied or constructive.

			(e)	The Lender shall not disclose to any person (other than assignee or potential assignee with whom the Lender has entered into or may propose to enter into contractual relations in relation to this letter or the secured indebtedness provided that the Lender shall use its best endeavours to obtain appropriate confidentiality undertakings to be given by such recipient) such information about the Borrower and their respective affairs.

			(f)	Any representation, warranty, undertaking and arrangement on the part of the Borrower shall survive the making of any assignment by the Lender hereunder or under any other security documents, the change in the name of the Lender or its amalgamation with, or absorption by any other corporation.

28.	Governing Law and Jurisdiction	:		This letter shall be governed by and construed in accordance with the laws of Hong Kong. The Lender and the Borrower (by signing and returning the duplicate of this letter in the manner set out below) hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

It is a term and condition of the Lender’s granting banking facility to the Borrower, and the Borrower warrants, represents and undertakes to the Lender, that no part of any banking facility granted by the Lender is intended, or will be used, directly or indirectly, for financing the acquisition (whether already made or proposed) by the Borrower or any person whomsoever of any shares in BOC Hong Kong (Holdings) Limited, or for reducing or discharging a liability incurred by the Borrower or any person whomsoever in connection with any such acquisition. In granting the banking facility, the Lender relies upon the Borrower’s warranty, representation and undertaking herein contained.

Currently, the Borrower represents that the Borrower does not have any relationship with the Lender’s directors or employees. If the Facility is secured by any guarantee(s) or securities provided by any third party (the “Security Provider”), the Borrower also represents that none of the Security Provider is so related. The Borrower further agrees and undertakes that if the foregoing is not true and correct or the Borrower or any Security Provider becomes related with the Lender’s directors or employees, the Borrower will promptly notify the Lender in writing.

Please signify your understanding and acceptance of this offer by signing and returning the duplicate of this letter to us on or before 21st June 2005, failing which this offer shall lapse.

Should you have any queries, please do feel free to contact our Mr. Charles Cheung at 2826 6548 at any time. We are here to serve you better.

Yours faithfully,
For Bank of China (Hong Kong) Limited

Authorized Signature(s)

After due and careful consideration of the contents of this letter, I/we agree to accept the Facility and be bound by all the terms and conditions herein set out.

Borrower : TOM Online Inc.
Date :

Witness:

Name :

Encl.	•	Certified Extract of the Minutes of Board Resolutions

	•	Charge Over Securities